Exhibit  23.1 - Consent of Independent Auditors

           Consent of KPMG LLP Independent Auditors


The Board of Directors
Ruby Tuesday, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-32697, 333-03165, 33-20585, 333-03153, 2-97120, 33-13593, 33-46220, 33-
56452, 333-03155, 333-77965, 33-70490, 33-46218 and 333-88879) on Form S-8 and
(No. 33- 57159) on Form S-3 of our report dated June 30, 2000, relating to the consolidated balance sheet of Ruby Tuesday, Inc. and Subsidiaries as of June 4, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the June 4, 2000 annual report on Form 10-K of Ruby Tuesday, Inc.


/s/ KPMG LLP


Louisville, Kentucky
August 18, 2000